SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant (X)

Filed by a party other than the registrant ( )

Check the appropriate box:
( ) Preliminary proxy statement
(X) Definitive proxy statement
( ) Definitive additional materials
( ) Definitive material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  M/A-COM, INC.
               ------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                  M/A-COM, INC.
                  ------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):
(X) $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
( ) $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3)
( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ----------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------

( ) Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.
    (1) Amount previously paid:

        ----------------------------------------------------------------
    (2) Form, schedule or registration statement no.:

        ----------------------------------------------------------------
    (3) Filing party:

        ----------------------------------------------------------------
    (4) Date filed:

        ----------------------------------------------------------------

                                  M/A-COM, INC.


                   Notice of Annual Meeting of Stockholders
                         to be held February 15, 1995


     The annual meeting of stockholders of M/A-COM, Inc. will be held in the Long Lane Room on the second floor of The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Wednesday, February 15, 1995 at 10:00 o'clock in the forenoon, local time, for the following purposes, all as more particularly described in the accompanying Proxy Statement:

     1. To elect Class II Directors to the Board of Directors.

     2. To consider and act upon such other business, matters or proposals as may properly come before said meeting and any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on December 19, 1994 as the record date for determining the stockholders having the right to receive notice of and to vote at the meeting.


                                  By Order of the Board of Directors



                                           Irving J. Helman
                                                 Clerk




Lowell, Massachusetts
December 23, 1994
















IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                  M/A-COM, INC.
                             100 Chelmsford Street
                                 P.O. Box 3294
                             Lowell, MA 01853-3294

                                PROXY STATEMENT

                        Annual Meeting of Stockholders
                               February 15, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of M/A-COM, Inc. (the "Company") for use at the annual meeting of stockholders of the Company and at any adjournment or adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting, on Wednesday, February 15, 1995 in the Long Lane Room on the second floor of The First National Bank of Boston, l00 Federal Street, Boston, Massachusetts. The Company expects to mail this Proxy Statement on or about January 9, 1995.

     Valid proxies will be voted as specified thereon at the Meeting. Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby. Any stockholder who attends the Meeting in person will not be deemed thereby to revoke the proxy unless such stockholder affirmatively indicates thereat the intention to vote the shares in person.

                                 ANNUAL REPORT

     The Annual Report of the Company, which includes the Company's Annual Report on Form 10-K for the fiscal year ended October 1, 1994, including financial statements examined by Price Waterhouse LLP, independent accountants, and their report thereon dated November 15, l994, but excluding the exhibit index and the exhibits filed therewith, is being mailed herewith to each of the Company's stockholders of record at the close of business on December 19, 1994. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 1, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, M/A-COM, INC., 100 CHELMSFORD STREET, P.O. BOX 3294, LOWELL, MA 01853-3294.

                               VOTING SECURITIES

     The holders of record of shares of Common Stock of the Company at the close of business on December 19, 1994 are entitled to vote at the Meeting. On that date there were issued, outstanding and entitled to vote at the Meeting 26,085,522 shares of Common Stock. Each stockholder has one vote for each share of Common Stock held by such stockholder of record on each of the matters listed in the Notice of Annual Meeting.

     No one was known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock on December 19, l994, except as shown in the following table. The information appearing in the table regarding beneficial ownership of shares of Common Stock of the Company has been obtained from the Company's stock transfer records or from filings made by the stockholders named below with the Securities and Exchange Commission.

                                               Number of Shares
                                               Beneficially        Percentage
Name and Address                               Owned               of Shares
- ----------------                               ----------------    ----------

Kopp Investment Advisors, Inc. (1)              2,553,581           9.8%
 6600 France Avenue S., Suite 672
 Edina, MN 55435
- ---------------------------------

(1) As reported in, and based solely upon, a Schedule 13G dated January 7, 1994, filed with the Securities and Exchange Commission by Kopp Investment Advisors, Inc.


                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes elected for staggered, three-year terms. The composition of each class is indicated in the table below. Class II Directors are scheduled for election at the Meeting.

     The affirmative vote of a plurality of shares present and voting at the Meeting is necessary to elect a director. The Company intends to count shares present in person at the Meeting but not voting, or for which it has received proxies but with respect to which authority has been withheld to vote on any matter or for any director, as present at the Meeting only for the purposes of determining the presence or absence of a quorum for the transaction of business. The Company will treat broker non-votes in a similar manner.

     It is the intention of the persons named as proxies in the accompanying form of proxy (unless otherwise directed) to vote such proxies to elect the persons named in the following table as Class II Director Nominees to serve as Class II Directors until the third annual meeting following their election and until their successors are chosen and qualified. All such nominees are currently Class II Directors of the Company, except for E. James Morton, who is currently a Class III Director of the Company. In order to maintain the number of directors in each class as nearly equal as possible, Mr. Morton has been designated as a Class II Director Nominee. Mr. Morton's resignation as a Class III Director is subject to and effective immediately upon the election of Mr. Morton as a Class II Director at the Meeting. In the event that any of the Class II Director Nominees becomes unavailable, the persons named as proxies have discretionary authority to vote for substitutes or to reduce the number of Class II Directors to be elected. The Company has no reason to believe that any of said persons will be unwilling or unable to serve if elected.

     Information regarding nominees and directors is set forth below. Unless otherwise indicated, each director's or nominee's principal occupation is with the Company.

CLASS II DIRECTOR NOMINEES (until 1998)

George N. Hutton, Jr.            Private investor for more than five years.
  Age 65
  Director since 1980

Dr. James D. Meindl              J.M. Pettit Chaired Professor,
  Age 61                         Microelectronics Research Center,
  Director since 1983            Georgia Institute of Technology since
                                 November 1993. Provost and Senior Vice
                                 President of Academic Affairs, Rensselaer
                                 Polytechnic Institute from 1986 through
                                 October 1993.

E. James Morton                  Director and Retired Chairman and Chief
  Age 68                         Executive Officer of John Hancock Mutual
  Director since 1983            Life Insurance Company. Chairman and Chief
                                 Executive Officer of John Hancock Mutual
                                 Life Insurance Company from 1987 to 1992.

CLASS I DIRECTORS (until 1997)

Daniel J. Fink                   President of D.J. Fink Associates, Inc., a
  Age 68                         consulting firm, since 1982. Director of The
  Director since 1991            Titan Corporation and Orbital Sciences
                                 Corporation.

Raymond F. Pettit                Retired, The Rockefeller Group,
  Age 64                         a real estate holding and real estate
  Director since 1990            related services company. Advisor to The
                                 Rockefeller Group from 1991 to April 1993;
                                 Senior Vice President and Chief Financial
                                 Officer of The Rockefeller Group from 1984 to 1991; President of Rockefeller Center
                                 Properties, Inc. from 1984 to 1991; Director of American Express Centurion Bank.

Dr. Thomas A. Vanderslice        Chairman of the Board, President and Chief
   Age 62                        Executive Officer since November 1994.
  Director since 1989            Chairman of the Board since November 1989;
                                 Chief Executive Officer from November 1989
                                 to November 1993; President from May 1990 to March 1991; Director of Texaco Inc.

CLASS III DIRECTORS (until 1996)

Robert E. La Blanc               President of Robert E. La Blanc Associates,
  Age 60                         Inc., a management consulting firm, since
  Director since 1979            1981. Director of Contel Cellular Inc.,
                                 Prudential Short Term Global Income Fund,
                                 Inc., Prudential Global Fund, Inc.,
                                 Prudential Pacific Growth Fund, Inc.,
                                 Storage Technology Corp.,
                                 TIE/communications, Inc. and Tribune Co.;
                                 Trustee of Prudential U.S. Government Fund.

Dr. William F. Pounds            Professor of Management at the Alfred P.
  Age 66                         Sloan School of Management at Massachusetts
  Director since 1979            Institute of Technology since 1961. Director
                                 of Sun Company, Inc., the Putnam Funds,
                                 EG&G, Inc., Idexx, Inc., Management Science for Health, Inc. and PerSeptive Biosystems,
                                 Inc.; Trustee of the Boston Museum of Fine
                                 Arts and Overseer of WGBH, Inc.

Paul E. Tsongas                  Partner with the law firm of Foley, Hoag &
  Age 53                         Eliot from 1985 to 1989, and from 1992 to
  Director since 1985            the present. Of Counsel to Foley, Hoag &
                                 Eliot from 1989 to 1992; Chairman of the Board of Regents of Higher Education for the Commonwealth of Massachusetts from 1989 to 1991; Declared candidate during 1991 and 1992 for the 1992 Democratic Party nomination for President of the United
                                 States; Director of Boston Edison Company,
                                 Shawmut Bank, N.A., Thermo Fibertek, Inc.,
                                 Thermo Power Corporation and Wang
                                 Laboratories, Inc.

     The following table and related footnotes show information regarding beneficial ownership of shares of Common Stock and 9 1/4% Convertible Subordinated Debentures of the Company, furnished by the respective directors, nominees, or individuals named in the Summary Compensation Table, or by the Company, as of October 31, 1994.

                                    AMOUNT AND NATURE
                                    OF OWNERSHIP             PERCENT
NAME OF BENEFICIAL OWNER            (1)(2)(3)(4)             OF CLASS
- ------------------------            -----------------        --------
J. Kermit Birchfield, Jr.             122,466 (5)             0.47
Daniel J. Fink                          9,000                 0.03
Robert H. Glaudel                     146,758                 0.56
George N. Hutton, Jr.                   9,897 (6)             0.04
Robert E. La Blanc                     13,000 (7)             0.05
James D. Meindl                        10,000                 0.04
Larry L. Mihalchik                          0                 0.00
E. James Morton                         9,100                 0.04
Raymond F. Pettit                      31,500                 0.12
William F. Pounds                      10,200                 0.04
Allan L. Rayfield                      28,162                 0.11
Paul E. Tsongas                         9,217                 0.03
Thomas A. Vanderslice               1,290,901 (8)             4.78
All directors and executive         1,706,978 (9)             6.38
officers as a group (14 persons)
- ------------------------

(1) Unless otherwise indicated, the shares shown in the table are those as to which the beneficial owner has sole voting and investment power.

(2) Includes shares ("Restricted Treasury Shares") allocated to participants pursuant to the M/A-COM, Inc. 1990 Restricted Treasury Stock Plan (the "Restricted Treasury Stock Plan") which have been awarded but are held subject to restrictions in accordance with the terms of the plan, as to which the beneficial owner has sole voting power but no investment power, as follows: Mr. Birchfield, 33,333 shares; Mr. Glaudel, 25,000 shares; Dr. Vanderslice, 83,334 shares; and all executive officers as a group, 141,667 shares.

(3) Includes shares subject to stock options exercisable within sixty days of October 31, 1994 as follows: Mr. Birchfield, 50,000 shares; Mr. Fink, 8,000 shares; Mr. Glaudel, 69,995 shares; Mr. Hutton, 9,000 shares; Mr. La Blanc, 9,000 shares; Dr. Meindl, 7,000 shares; Mr. Morton, 3,000 shares; Mr. Pettit, 9,000 shares; Dr. Pounds, 9,000 shares; Mr. Rayfield, 25,000 shares; Mr. Tsongas, 9,000 shares; Dr. Vanderslice, 1,000,000 shares; and all directors and executive officers as a group, 1,222,995 shares. For purposes of calculating the "percent of class" with respect to each individual and the group, the shares subject to such options have been treated as if they were issued and outstanding.

(4) Includes shares allocated to participants pursuant to the Company's Employee Stock Ownership Plan (the "ESOP"), as to which the beneficial owner has no investment power and shared voting power, as follows: Mr. Birchfield, 15 shares; Mr. Glaudel, 48 shares; Dr. Vanderslice, 16 shares; and all executive officers as a group, 84 shares.

(5) Does not include 9,760 shares held in trust for the benefit of Mr. Birchfield's daughter, and with respect to which Mr. Birchfield's wife serves as trustee, and 500 shares owned by Mr. Birchfield's wife directly, as to which shares Mr. Birchfield disclaims any beneficial interest.

(6) Does not include 150 shares owned by Mr. Hutton's wife, as to which shares Mr. Hutton disclaims any beneficial interest.

(7) Does not include $10,000 face amount of the Company's 9 1/4% Convertible Subordinated Debentures, convertible into 274 shares of Common Stock of the Company, owned by Mr. La Blanc's wife as custodian for their children and 4,000 shares owned by Mr. La Blanc's wife directly, as to which debentures and shares Mr. La Blanc disclaims any beneficial interest.

(8) Includes 67,000 shares of restricted stock granted to Dr. Vanderslice pursuant to the Company's Long Term Incentive Plan which are held subject to restrictions in accordance with the terms of the plan.

(9) Does not include an aggregate of 14,410 shares owned by wives or on behalf of children of certain executive officers and directors, as to which shares such executive officers and directors disclaim any beneficial interest.

INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Board of Directors is responsible for the general supervision, management, and control of the Company's business. It met 6 times during fiscal 1994. Each of the directors attended 75% or more of the aggregate of the meetings of the Board and all committees of the Board on which he served which were held while he was a director. The Board of Directors has an Audit and Finance Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

      The Audit and Finance Committee currently consists of Mr. Hutton as Chairman, and Messrs. Fink, Morton, Pettit and Tsongas. The Audit and Finance Committee confers with Price Waterhouse LLP, independent accountants, regarding the scope and result of their audits and any recommendations they may have with respect to internal accounting controls and other matters relating to accounting and auditing. In addition, the Audit and Finance Committee reviews and makes recommendations concerning the Company's current and projected capitalization plans. The Audit and Finance Committee met 5 times during fiscal 1994.

     The Compensation Committee currently consists of Mr. Morton as Chairman, and Messrs. La Blanc and Pettit. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to incentive plans, other employee benefit programs, senior management salaries and other compensation matters. The Compensation Committee makes specific recommendations to the Board of Directors regarding grants pursuant to the Company's Long Term Incentive Plan, Restricted Treasury Stock Plan and Annual Executive Performance Incentive Plan. The Compensation Committee met 4 times during fiscal 1994.

     The Executive Committee currently consists of Dr. Vanderslice as Chairman, and Messrs. Hutton, Morton and Pettit. The Executive Committee is authorized and empowered to exercise all functions of the Board of Directors in the interval between meetings of the Board of Directors to the extent permitted by Massachusetts law. The Executive Committee met 8 times during fiscal 1994.

     The Nominating Committee currently consists of Dr. Pounds as Chairman, and Mr. Hutton and Dr. Meindl. The Nominating Committee reviews potential candidates for director and makes recommendations to the Board of Directors with respect to nominees for director. The Nominating Committee will consider stockholder recommendations of nominees for director. Stockholders of the Company wishing to make recommendations should write to the Nominating Committee, c/o General Counsel, M/A-COM, Inc., 100 Chelmsford Street, P.O. Box 3294, Lowell, MA 01853-3294. The Nominating Committee met twice during fiscal 1994.

     Directors who are not employees of the Company ("Outside Directors") receive an annual base fee of $20,000, $900 per meeting attended and travel expenses. Each Chairman of a committee of the Board (other than Dr. Vanderslice) receives an additional annual fee of $3,500.

     Outside Directors are eligible to participate in the Company's Retirement Plan for Directors. The Board of Directors authorized changes to the plan, effective June 1, 1994, including establishing normal retirement at age 65, defining vesting provisions and the establishment of trusts for the benefit of participants. Outside Directors who have achieved the age of 65 years and who retire from the Board of Directors are entitled to receive an annual retirement benefit equal to the annual base director fee in effect at the time when his or her retirement benefits commence. A participant who retires prior to age 65 with more than five years of service and elects to receive retirement benefits prior to age 65 is entitled to receive such benefits actuarially reduced to reflect such participant's actual age on the date of the commencement of payments.

     Participants will be fully vested in the plan after serving five years as a director, at the age of 65, upon death or disability prior to age 65 or in the event of a change of control (defined as an acquisition of 20% or more of the Company's Common Stock). Retirement benefits commence on or about the first day of the month following the later of (a) the date on which the participant retires and (b) the date upon which the participant achieves age 65, except that a participant who retires before achieving that age may specify that benefits (actuarially reduced to reflect early commencement) shall commence at an earlier date. In addition, a participant may direct that his or her benefits be paid in the form of an annuity. If a director's service terminates within three years following a change of control (as defined in the plan), such director may elect to have the present value of his or her retirement benefits paid in a lump sum as soon as practicable following such termination. A lump sum payment may also be made at the discretion of the Compensation Committee. In the event of the death of a married director before retirement, such director's retirement benefits, calculated as if the director had retired upon the date of death, are payable to the surviving spouse of such director. No benefits are payable upon death of an unmarried director.

     The Board of Directors has authorized the establishment of trusts for the benefit of participants in the plan. Upon the occurrence of certain events, including a change of control (as defined in the plan) or certain business combination transactions, the Company will contribute additional assets to the trust established for the benefit of the applicable participant to pay, in accordance with the terms of the plan, the benefits authorized thereunder. However, the assets in the trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the trust are insufficient to pay amounts due under the plan to the applicable participant, the Company remains obligated to pay any deficiency.

     Outside Directors are entitled to receive grants of a limited number of non-qualified stock options under the terms of the M/A-COM Long Term Incentive Plan. Under that plan seven Outside Directors have received grants for an aggregate of 9,000 shares each and one Outside Director, Mr. Fink, has received a grant for 8,000 shares.

OTHER RELATIONSHIPS

     Mr. Tsongas is a partner with the law firm of Foley, Hoag & Eliot, which furnishes legal services to the Company.

           COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     The Company's executive compensation program is designed to attract and retain top quality executives with the skills and experience required to manage a highly volatile and complex business, to provide them with a performance incentive, and to align the interests of senior management with shareholder interests. The program includes three principal components: salary, annual incentives, and stock-based awards under the shareholder-approved Long Term Incentive Plan.

     The Compensation Committee of the Board of Directors administers the compensation program for the Company's executive officers. The Compensation Committee is composed of directors who are not employees of the Company and who are independent of management. In making decisions, the Compensation Committee relies upon nationally recognized published survey sources regarding salary and annual incentive opportunities at other high-technology companies of similar size. The information compiled from these sources is reviewed and validated by independent compensation consultants who report directly to the Compensation Committee. In general, salary and incentive opportunities for the Company's executive officers are measured against the median levels reported in these surveys. Since the published compensation surveys are prepared by different firms for different purposes (e.g., industry specific, geographical) the companies included in these sources differ from the companies included in the industry index that is charted in the stock performance graph below.

     The executive officer salary review program is intended to emphasize incentive pay rather than salary increases. Under the program, salaries for executive officers are to be reviewed by the Compensation Committee every two years, rather than every year. During fiscal year 1994, base salaries for executive officers (with the exception of Dr. Vanderslice) were unchanged. Dr. Vanderslice's base salary was reduced concurrent with his relinquishment of the Chief Executive Officer position. The base salary of Mr. Allan L. Rayfield, who assumed the role of Chief Executive Officer, was not increased.

     The Company's annual incentive plan provides executive officers (including the Chief Executive Officer) with the opportunity to earn specified percentages of their base salary based upon targeted financial goals and on a subjective evaluation of the executive's performance. For the last fiscal year, the financial criteria approved by the Compensation Committee included goals for earnings per share, orders, cashflow and sales, each weighted approximately equally and totalling 80% of the award opportunity. The remaining 20% of the award was to be determined subjectively. No annual incentive is payable - under the formula or subjective portion of the plan - unless a minimum earnings per share figure is achieved.

     Target incentive award opportunities for these executives range from 30% to 60%, depending upon the level of responsibilities of the executive. Incentive awards were not paid to any executive officers for 1994 as performance fell below the agreed-to plan threshold.

     The Company's Long Term Incentive Plan permits the Compensation Committee to award stock options, stock units, restricted stock and stock appreciation rights. With the exception of Dr. Vanderslice - who was granted restricted stock when his base salary was reduced - the Compensation Committee made no such awards to executive officers during the last fiscal year. The amount of restricted stock granted to Dr. Vanderslice was determined by taking into consideration the following factors: the reduction in base salary, the voluntary forfeiture of the minimum bonus guaranteed by Dr. Vanderslice's employment agreement, and the projected increase in stock price from the date of the transaction.

     Subsequent to the close of fiscal year 1994, Mr. Rayfield resigned the position of President and Chief Executive Officer. Dr. Vanderslice has assumed these responsibilities, and his base compensation will be adjusted to its previous level. In addition, Dr. Vanderslice received an allocation under the Company's 1990 Restricted Treasury Stock Plan of a number of restricted shares equal to the number of unvested restricted shares that were forfeited by Mr. Rayfield in connection with his resignation.

E. James Morton           Robert E. La Blanc          Raymond F. Pettit

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES AND INFORMATION

     The tables that appear below, along with the accompanying text and footnotes, provide information on compensation and benefits for the named executive officers. Except for the information regarding individual stock option exercises, all the data regarding values for stock options and grants of restricted stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Company and the price of the Common Stock. All fiscal year-end values shown in these tables for outstanding stock options and restricted stock reflect a value of $7.625 per share, which was the closing price of the Common Stock for September 30, 1994, as reported in the "New York Stock Exchange Composite Transactions" section of the Eastern Edition of The Wall Street Journal.

     The following table displays compensation information for the past three fiscal years for each of the named executive officers:

                                         SUMMARY COMPENSATION TABLE
                                                                      LONG-TERM COMPENSATION
                                                                     ------------------------
                                                                              AWARDS
                                                ANNUAL               ------------------------
                                            COMPENSATION (1)         RESTRICTED   SECURITIES
                                        ---------------------        STOCK        UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY       BONUS          AWARDS (2)   OPTIONS (#)    COMPENSATION
- ---------------------------    ----     --------     --------        ----------   -----------    ------------
Allan L. Rayfield              1994     $360,000     $      0        $        0             0    $ 12,905 (3)
President/Chief                1993      360,000       70,155                 0             0      16,650 (3)
Executive Officer              1992      342,500      195,000 (4)       350,000        50,000             (5)

Thomas A. Vanderslice          1994      130,833 (6)        0           561,125             0      17,634 (3)
Chairman/Former Chief          1993      485,000       94,515                 0             0      42,490 (3)
Executive Officer              1992      461,667      222,000                 0             0             (5)

J. Kermit Birchfield, Jr.      1994      283,000            0                 0             0       9,593 (3)
Senior Vice President,         1993      283,000       36,766                 0             0      11,160 (3)
Secretary and General          1992      273,250       89,000                 0             0             (5)
Counsel

Robert H. Glaudel              1994      149,000            0                 0             0       7,728 (3)
Senior Vice President,         1993      149,000       19,357                 0             0       6,471 (3)
Human Resources                1992      143,750       50,000                 0             0             (5)

Larry L. Mihalchik             1994      210,000            0                 0             0           0
Senior Vice President,         1993       17,500 (7)                    962,500             0           0
Chief Financial Officer        1992
- ---------------------

(1) Salary and bonus amounts include payments under the Annual Executive Performance Incentive Plan, whether paid currently or deferred under the M/A-COM Employees' Retirement Investment Trust ("MERIT") Plan of Benefits or the deferred compensation portion of the Company's supplemental executive retirement plan, for services rendered in all capacities.

(2) The amount shown for Mr. Rayfield represents an allocation of 50,000 Restricted Treasury Shares on February 18, 1992, and reflects a Common Stock closing price of $7.00 on such date. The amount shown for Mr. Mihalchik represents an allocation of 100,000 Restricted Treasury Shares on September 22, 1993, and reflects a Common Stock closing price of $9.625 on such date. Shares allocated under the Restricted Treasury Stock Plan are awarded, after allocation, based on the achievement of performance targets representing increases in the average market value of the Company's Common Stock above the initial stock price of such allocation. If the increase (in terms of a multiple of initial stock price) is equal to or greater than 1.5 for five consecutive trading days, the participant is awarded 50% of such share allocation, and if the increase is equal to or greater than 2.0 for five consecutive trading days, the participant is awarded 100% of such allocation. Until ownership vests in a participant, Restricted Treasury Shares awarded are not transferable. Awards vest ratably over a three-year period on each anniversary date of the award. Dividends, if any, are payable on Restricted Treasury Shares which have been awarded to the same extent as they are paid on the Company's Common Stock generally. In general, shares which have been awarded, but are not vested, when a participant leaves the employ of the Company are forfeited. The five-year term of the plan expires on September 19, 1995, although vesting of allocations made during the term may continue thereafter. In order for share allocations to be awarded as described above, the designated performance targets must be achieved during that term. If performance targets are not achieved during the term of the plan, all unawarded share allocations existing on September 19, 2000, the tenth anniversary of the adoption of the plan, will automatically vest. The Restricted Treasury Stock Plan provides that, in the event of certain changes in control (defined to include the acquisition of 20% or more of the Company's Common Stock), all share allocations become fully vested subject to certain applicable provisions and limitations of the plan.

    The amount shown for Dr. Vanderslice represents a grant of 67,000 shares of restricted stock pursuant to the Company's Long Term Incentive Plan on November 10, 1993, and reflects a Common Stock closing price of $8.375 on such date. Such shares will vest in two equal installments on January 10, 1995 and November 10, 1995, subject to the terms of the plan. The Long Term Incentive Plan provides that all grants of restricted stock will vest in full upon the occurrence of a change in control (defined to include the acquisition of 20% or more of the Company's Common Stock).

    As of October 1, 1994, each of the named executive officers held the following number of unvested shares of restricted stock having the corresponding fiscal year-end values:

                                                             AS OF OCTOBER 1, 1994
                                 -------------------------------------------------------------------------
                                       TOTAL NUMBER OF                TOTAL NUMBER OF
                                 RESTRICTED TREASURY SHARES     SHARES OF RESTRICTED STOCK     AGGREGATE
                                 ALLOCATED BUT UNAWARDED (#)      AWARDED BUT UNVESTED (#)    MARKET VALUE
                                 ---------------------------    --------------------------    ------------
    Allan L. Rayfield                     250,000                              0              $ 1,906,250
    Thomas A. Vanderslice                       0                        150,334                1,146,297
    J. Kermit Birchfield, Jr.                   0                         33,333                  254,164
    Robert H. Glaudel                           0                         25,667                  195,711
    Larry L. Mihalchik                    100,000                              0                  762,500

    The amounts reported under the column heading "Total Number of Shares of Restricted Stock Awarded but Unvested" in the foregoing table include the following: (a) Dr. Vanderslice, 83,334 awarded but unvested Restricted Treasury Shares and 67,000 shares of restricted stock granted pursuant to the Company's Long Term Incentive Plan; (b) Mr. Birchfield, 33,333 awarded but unvested Restricted Treasury Shares; and (c) Mr. Glaudel, 25,000 awarded but unvested Restricted Treasury Shares and 667 stock units granted pursuant to the M/A-COM, Inc. Long Term Executive Performance Incentive Plan. Mr. Glaudel's stock units are vested in accordance with the terms of the plan and will be converted on a one-for-one basis into shares of Common Stock on April 18, 1995. Ordinary cash dividends, if any, are not payable on the stock units prior to the date of conversion into shares of Common Stock. Upon the occurrence of certain events, including certain business combination transactions or the acquisition by a third party of more than 40% of the Company's Common Stock, any outstanding stock units will be immediately converted into shares of Common Stock.

(3) The amounts reported for Messrs. Rayfield, Birchfield and Glaudel represent matching contributions and credits under the MERIT Plan of Benefits and the deferred compensation portion of the Company's supplemental executive retirement plan. The amount reported for Dr. Vanderslice includes the following: (a) matching contributions and credits under the MERIT Plan of Benefits and the deferred compensation portion of the Company's supplemental executive retirement plan in the amounts of $12,171 and $37,923 for fiscal 1994 and 1993, respectively; (b) payments to Dr. Vanderslice in the amount of $1,770 and $1,560 for fiscal 1994 and 1993, respectively, in order to defray the cost of his portion of the annual premiums paid in such fiscal years for the life insurance policy purchased by the Company for his benefit pursuant to the Company's Split-Dollar Insurance Plan, which amounts equal the one-year term cost of the policy for such periods; and
    (c) $3,693 and $3,007, representing the dollar value of the benefit to Dr. Vanderslice of the remainder of the premium for such insurance policy paid by the Company during fiscal 1994 and 1993, respectively, which amounts have been calculated by treating each such payment as an interest free loan from the date of payment to Dr. Vanderslice's normal retirement date at age 65, discounted to its present value using an assumed interest rate of 8%.

(4) Mr. Rayfield's bonus for 1992 reflects the minimum guaranteed bonus to which he was entitled in 1992 under the terms of his employment agreement.

(5) Information for fiscal years ending prior to December 15, 1992 is not required to be disclosed in this column.

(6) Dr. Vanderslice's then existing employment agreement was amended on November 10, 1993 to reduce his base salary to $60,000 per year, effective December 1, 1993, and to eliminate his right to a guaranteed minimum bonus.

(7) Mr. Mihalchik joined the Company in September 1993.

STOCK OPTIONS

     The following table shows stock option exercises by the named executive officers during fiscal 1994, including the aggregate value realized upon exercise. This represents the net pre-tax gain in excess of the purchase price at the time of purchase. In addition, this table includes the number of shares remaining covered by both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of October 1, 1994. Also reported are the values of "in-the-money" options which represent the positive spread between the exercise price of any such existing options and the $7.625 reported closing price of the Common Stock for September 30, 1994. No stock options were granted during fiscal 1994 to any of the named executive officers.

                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
                                                                   NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                                   OPTIONS AT FY-END (#)              OPTIONS AT FY-END
                             SHARES ACQUIRED       VALUE      --------------------------------   ----------------------------
NAME                         ON EXERCISE (#)     REALIZED     EXERCISABLE    UNEXERCISABLE (1)   EXERCISABLE    UNEXERCISABLE
- -------------------------    ---------------    ----------    -----------    -----------------   -----------    -------------
Allan L. Rayfield                      0        $       0         25,000           25,000        $    14,125    $    14,125
Thomas A. Vanderslice                  0                0      1,000,000                0          1,935,000              0
J. Kermit Birchfield, Jr.              0                0         50,000                0             96,750              0
Robert H. Glaudel                      0                0         69,995                0            135,440              0
Larry L. Mihalchik                     0                0              0                0                  0              0
- -------------------------

(1) All "unexercisable" (i.e., unvested) options shown in the table will vest immediately upon the occurrence of a change of control (defined to include an acquisition of 20% or more of the Company's Common Stock), subject to certain limitations.

RETIREMENT BENEFITS

     The Company has a supplemental executive retirement plan ("SERP"). The plan permits participation by employees approved by the Compensation Committee. A participant is expected to defer six percent (6%) of his or her compensation, with the amount in excess of the 401(k) maximum credited to a deferred account that will serve as a nonforfeitable minimum benefit. That account is also credited with a matching percentage similar to that under the MERIT Plan of Benefits and an earnings factor. Participants (including the named executive officers) are generally eligible to receive, if retirement occurs at age 65, an annual benefit on a straight life annuity basis equal to 70% of their average annual cash compensation for the three highest of their last ten years of employment, offset by 100% of any retirement benefits provided by Social Security, prior employers, the Company's prior deferred compensation plan, the MERIT Plan of Benefits and deferred account referred to above, and the ESOP. The benefit is reduced if retirement occurs before age 65 and is forfeited if the participant becomes employed by a competitor. Distributions on retirement under the SERP may be taken, at the participant's election, in various forms, including an annuity or a lump sum payment.

     The Board of Directors has authorized the establishment of trusts for the benefit of participants. Upon the occurrence of certain events, including a change of control (defined to include an acquisition of 20% of the Company's Common Stock), certain business combination transactions, a participant's termination of employment for "good reason" (as defined in the plan), or termination of a participant's employment by the Company for reasons other than "cause" (as defined in the plan), the Company will contribute additional assets to the trust established for the benefit of the applicable participant to pay, in accordance with the terms of the plan, the benefits authorized thereunder. However, the assets in the trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the trust are insufficient to pay amounts due under the plan to the applicable participant, the Company remains obligated to pay any deficiency.

     The estimated annual retirement benefits under the defined benefit portion of the SERP for each of the named executive officers, payable at the Company's normal retirement age of 65 in the form of a single lifetime annuity, are as follows: Mr. Birchfield, $157,086; Mr. Glaudel, $34,307; Mr. Mihalchik, $51,333; Mr. Rayfield, $55,849; and Dr. Vanderslice, $174,078.
The foregoing amounts are based on: assumed annual salary and bonus increases of 2% up to the year of retirement at age 65; an assumed future annual interest rate of 8% on each individual's contributions to the MERIT Plan of Benefits and deferred account referred to above and on the Company's matching contributions thereon; and other assumptions relating to the named executive officers' retirement benefits provided by Social Security and prior employers.

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with each of the named executive officers. Those agreements provide that, upon death, termination of employment without cause or occurrence of a change of control (defined to include an acquisition of 40% of the Company's Common Stock), the executive has the option to terminate the agreement and to receive one year of compensation at his then current base salary. The agreements restrict the ability of each executive to compete with the Company for up to one year following termination of employment, depending on the circumstances of termination.

     Mr. Birchfield ceased to be an executive officer of the Company effective November 1, 1994. In connection therewith, Mr. Birchfield and the Company have agreed to amend his severance agreement to provide that from and after the foregoing effective date, he will be entitled to receive an aggregate amount equal to one year of his final base salary as set forth in the Summary Compensation Table, payable in twelve monthly installments. In addition, Mr. Birchfield and the Company have agreed that termination of Mr. Birchfield's employment with the Company for purposes of the Restricted Treasury Stock Plan, the Long Term Incentive Plan, the ESOP, the MERIT Plan of Benefits and the SERP shall occur on October 31, 1995.

     Mr. Rayfield ceased to be an executive officer of the Company effective November 29, 1994. In connection therewith, the Company has been advised that Mr. Rayfield intends to elect under his severance agreement to receive a lump sum payment equal to one year of his final base salary as set forth in the Summary Compensation Table.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the total return on the Company's Common Stock over the last five fiscal years to the S&P 500 Index and a composite of the companies comprising the Value Line Electronics Index and the Value Line Aerospace/Defense Index. The composite index is weighted two-thirds Electronics and one-third Aerospace/Defense to reflect the targeted mix of the Company's commercial and government businesses, respectively.

     A second comparison of the Company to these indices is included for the period from December 31, 1989 to October 1, 1994, which reflects stock performance during the tenure of the Company's current senior management and the implementation of its plan for a strategic repositioning of the Company's business.

     Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

Cumulative 5-Year Total Return* From September 30, 1989 to October 1, 1994
Among M/A-COM, Inc., S&P 500 and Composite Index

               9/30/89    9/29/90    9/28/91    10/3/92    10/2/93    10/1/94
               -------    -------    -------    -------    -------    -------
M/A-COM        $100.00    $ 67.93    $100.00    $ 69.81    $128.30    $115.09
S&P 500         100.00      90.70     119.05     132.49     149.73     154.50
Composite       100.00      78.56     105.44     117.25     158.92     183.62
  Index
                                                    Source: Frank Russell Co.

* Assumes that the value of the investment in M/A-COM Common Stock and each index was $100 on September 30, 1989, and that all dividends were reinvested.

Cumulative Total Return* From December 31, 1989 to October 1, 1994
Among M/A-COM, Inc., S&P 500 and Composite Index

              12/31/89    9/29/90    9/28/91    10/3/92    10/2/93    10/1/94
              --------    -------    -------    -------    -------    -------
M/A-COM       $100.00     $ 94.74    $139.47    $ 97.37    $178.95    $160.53
S&P 500        100.00       88.83     116.59     129.75     146.63     151.26
Composite      100.00       83.44     111.99     124.53     168.80     195.04
  Index
                                                    Source: Frank Russell Co.

* Assumes that the value of the investment in M/A-COM Common Stock and each index was $100 on December 31, 1989, and that all dividends were reinvested.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP have been the independent accountants for the Company since 1952. The Board of Directors of the Company has selected Price Waterhouse as the independent accountants for fiscal 1995.

     The Company expects that, as in past years, representatives of Price Waterhouse will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects such representatives of Price Waterhouse to be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

                        PROPOSALS OF SECURITY HOLDERS

     Proposals of stockholders intended to be presented at the Company's next annual meeting of stockholders must be received by the Company no later than August 25, 1995 for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals should be submitted in writing to the Company's General Counsel at the Company's principal office in Lowell, Massachusetts.

                                OTHER MATTERS

     The Board of Directors of the Company knows of no business, matters or proposals which will be presented for consideration at the Meeting other than as discussed above. However, if any such other business, matters or proposals should come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies with respect to any such business, matters or proposals in accordance with their best judgment. If the votes necessary to adopt the matters discussed in this Proxy Statement are not obtained by the time of the Meeting, it is the intention of the holders of the proxies, unless instructed otherwise, to adjourn the Meeting as to such matters to a later time or times.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company has made arrangements with Corporate Investor Communications, Inc. to assist the Company in the solicitation of proxies. The Company anticipates that the cost of such solicitation will be approximately $5,500 plus other nominal out-of-pocket expenses. Employees of the Company may also solicit proxies without additional compensation. The Company and Corporate Investor Communications, Inc. will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send the proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.


                                  By Order of the Board of Directors



                                           Irving J. Helman
                                                 Clerk


December 23, 1994

(FORM OF PROXY)

(FRONT OF PROXY CARD)

PROXY

M/A-COM, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
FEBRUARY 15, 1995

The undersigned, having received the Notice of Annual Meeting and the Board of Directors' Proxy Statement, hereby appoint(s) Dr. Thomas A. Vanderslice and Larry L. Mihalchik, and each of them, proxies of the undersigned (with full power of substitution) to attend the above Annual Meeting and all adjournments thereof (the "Meeting") and there to vote all shares of Common Stock of M/A-COM, Inc. that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting, and especially to vote on the matters set forth on the reverse side.

This Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the proxies intend to vote for all of the nominees. If any nominee is not available to serve, this Proxy may be voted for a substitute or for a lesser number of Directors.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE SIDE

(REVERSE SIDE OF PROXY CARD)

(X) Please mark votes as in this example.


Election of all Class II Directors listed below:

Nominees for Class II Directors: George N. Hutton, Jr., James D. Meindl and
E. James Morton

                FOR*              WITHHELD
1. To elect     ( ) *(Except      ( )
   Class II            as
   Directors          indicated)
   (see above)

( )
   --------------------------------------
   For all nominees except as noted above


                                     FOR    AGAINST    WITHHELD
2. To consider and act upon such     ( )    ( )        ( )
   other business matters or
   proposals as may properly come
   before the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    MARK HERE           ( )
                                    FOR ADDRESS
                                    CHANGE AND NOTE AT LEFT

In signing, please write name(s) as appearing in the imprint of this card. If the person(s) signing hereon hold(s) any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed in every such capacity as well as individually.

Signature:                                 Date
          ---------------------------------    -----------------
Signature:                                 Date
          ---------------------------------    -----------------